UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 31, 2006

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(419) 535-4500

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 31, 2006, Dana Corporation (Dana), Spicer S.A. de C.V. (Spicer), Desc Automotriz, S.A. de C.V. (Desc Automotriz), Inmobiliaria Unik, S.A. de C.V. (Inmobiliaria Unik) and Dana Holdings Mexico, S. de R.L. de C.V. (Dana Mexico, a newly formed wholly owned subsidiary of Dana) executed a Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture (the Share Purchase Agreement), which provides, among other things, for the dissolution of the joint venture between Desc Automotriz and Dana (the Spicer JV), consisting of Spicer and its subsidiaries. The net effect of the proposed transaction is that Dana will exchange its current minority interest in Spicer, plus a cash payment of $19.5 million, for a 100% interest in certain Spicer subsidiaries which manufacture axles, driveshafts, gears, forgings and castings.
     On May 31, 2006, Dana filed a motion in the United States Bankruptcy Court, Southern District of New York (the Bankruptcy Court) in In re Dana Corporation, et al., Case No. 06-10354 (BRL), for an order pursuant to Sections 105, 363 and 365 of the United States Bankruptcy Code and related rules seeking, among other things, approval of the Share Purchase Agreement and the transactions contemplated therein. The Bankruptcy Court is expected to hear this motion on June 20, 2006.
     The Share Purchase Agreement provides for a multi-part transaction that will result in the dissolution of the Spicer JV. As the Spicer JV is currently organized, Spicer is a holding company, which, through its subsidiaries, is engaged in the manufacture and sale of automotive parts in Mexico. Dana owns 5,329,801,806 Spicer shares, representing 48.803% of the issued and outstanding shares of Spicer (the Dana JV Shares). Upon completion of the transaction (the Closing), Desc Automotriz (together with certain minority shareholders) will have 100% ownership of Spicer, Spicer will retain its 99.99% ownership of certain Spicer subsidiaries (together with Spicer itself, the Desc Targets), and Dana Mexico will acquire 100% ownership of certain other Spicer subsidiaries (the Dana Targets).
     The Share Purchase Agreement provides for Dana’s divestiture of the Dana JV Shares and acquisition of the shares of the Dana Targets as follows: (a) Dana will enter into two hybrid loan securities agreements in an aggregate amount of $19.5 million (the Hybrid Loans) with certain of the Dana Targets; (b) those Dana Targets will use the proceeds of the Hybrid Loans to declare a cash dividend of $19.5 million to Spicer; (c) Desc Automotriz will issue to Dana a promissory note in the amount of approximately $166 million, representing the full purchase price of the Dana JV Shares (the Desc Automotriz Promissory Note); (d) Dana will transfer the Desc Automotriz Promissory Note to Dana Mexico, and (e) Dana Mexico will deliver the Desc Automotriz Promissory Note to Spicer in payment in full for the shares of the Dana Targets. The parties will adjust the purchase price of the Dana JV Shares at Closing to take into account levels of working capital and cash in Spicer and its subsidiaries if and to the extent that the levels of such working capital vary by more than 15% from negotiated “normal” levels and excluding for such purpose $18.5 million associated with the Hybrid Loans. The remaining $1 million of the Hybrid Loans will be used to purchase a parcel of land which is logically a part of the businesses that Dana Mexico is acquiring but which is currently owned by an affiliate of DESC Automotriz. The parties have agreed to divide the cash which, as of Closing, is in Spicer and its subsidiaries in proportion to their respective ownership interests in Spicer and to credit from their respective portions of such cash, amounts required to satisfy certain obligations described in the Share Purchase Agreement.

     Pursuant to the Share Purchase Agreement, Dana will continue its obligations under the Trademark License Agreement with Transmisiones TSP, S.A. de C.V., as amended at Closing, regarding the license of the “Spicer” trademark. In addition, Dana and various other parties will enter into certain other ancillary agreements, including an agreement releasing certain claims between Dana, Dana Mexico and the Dana Targets on one hand, and Desc Automotriz, Spicer and the Desc Targets on the other hand; an agreement permitting Desc Automotriz and its affiliates to use the “TF Victor” trademark under certain circumstances; and a software license agreement between Dana and certain of the Desc Targets permitting the latter to use certain computer software programs.
     Also, under Share Purchase Agreement, Dana will pay to Spicer, the Dana Targets and the Desc Targets all amounts due for goods or services provided pre-petition, approximately $19.8 million in the aggregate, 48.803% of which will remain in the Dana Targets pursuant to the cash division provisions described above. Dana will also reimburse Spicer for certain expenditures, in an amount not to exceed $7 million, made by Spicer on Dana’s behalf to prepare for and execute certain projects to be pursued by the Dana Targets post-Closing.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)
Date: May 31, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

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